Exhibit 99.1

NB Bancorp, Inc. Reports Second Quarter 2026 Financial Results, Declares Quarterly Cash Dividend

Investor Contact

JP Lapointe, SEVP, CFO

IR@NeedhamBank.com

781-474-5408

Needham, MA, July 22, 2026 – NB Bancorp, Inc. (the “Company”) (Nasdaq Capital Market: NBBK), the holding company of Needham Bank (the “Bank”), today announced its second quarter 2026 financial results.

●	Net income for the second quarter of 2026 amounted to $21.1 million, or $0.53 per diluted common share, compared to net income of $15.0 million, or $0.36 per diluted common share, for the prior quarter. Return on average assets and return on average equity for the second quarter of 2026 were 1.17% and 10.03%, respectively, increases from 0.87% and 7.05%, respectively, for the prior quarter.
●	Operating net income(1) for the second quarter of 2026 increased 38.5% and amounted to $21.9 million, or $0.55 per diluted common share, compared to operating net income(1) of $15.8 million, or $0.38 per diluted common share, for the prior quarter. Operating return on average assets(1) and operating return on average equity(1) for the second quarter of 2026 were 1.21% and 10.39%, respectively, increases from 0.92% and 7.43%, respectively, for the prior quarter.
●	Net interest margin expanded by 7 basis points to 4.00% from 3.93% in the prior quarter as total loans increased 3.4% while total deposits increased 3.7% during the quarter. Net interest margin, excluding purchase accounting adjustments(1), expanded by 5 basis points to 3.87% during the current quarter from 3.82% in the prior quarter.
●	Efficiency ratio improved to 58.92% from 61.55% in the prior quarter, while operating efficiency ratio(1) improved to 57.66% from 60.06% in the prior quarter.
●	Net charge-offs (annualized) as a percent of average loans declined to 0.07% from 0.91% in the prior quarter. Non-performing loans as a percent of total loans decreased to 0.43% at the end of the second quarter from 0.73% at the end of the prior quarter.

“The second quarter of 2026 displayed Needham Bank’s continued execution of our strategy for disciplined growth in market share as total loans increased 3.4% during the quarter, while total deposits increased 3.7% over the same period. Through the first half of 2026, total loans and total deposits have increased by 15.0% and 15.9% on an annualized basis, while operating EPS increased 24%, respectively. Our teams remained focused on executing our strategic priorities and investing in the infrastructure, technology, and operating capabilities needed to support continued profitable growth. This included targeted investments in artificial intelligence, improved internal systems and automation tools designed to enhance internal efficiency, scalability, and employee effectiveness. We are well positioned to continue to enhance the customer experience and grow market share, while improving long-term operating leverage. The dedication and collaboration of our employees continue to be defining strengths for Needham Bank. As we invest thoughtfully in technology, artificial intelligence, and operational capabilities, while maintaining strong credit performance and disciplined growth, we are building a more scalable and efficient organization that is well-positioned to deliver long-term value for our customers, communities, and shareholders,” Campanelli concluded.

Declaration of Dividend

The Board of Directors declared a quarterly cash dividend of $0.07 per share, payable on August 19, 2026, to shareholders of record as of August 5, 2026.

SELECTED FINANCIAL HIGHLIGHTS FOR THE SECOND QUARTER OF 2026

●	Net income of $21.1 million, or $0.53 per diluted common share, compared to net income of $15.0 million, or $0.36 per diluted common share, for the prior quarter. Operating net income(1), excluding one-time charges, amounted to $21.9 million, or $0.55 per diluted common share, compared to operating net income(1) of $15.8 million, or $0.38 per diluted common share, for the prior quarter.
●	Operating return on average assets increased to 1.21% from 0.92%, operating return on average equity increased to 10.39% from 7.43% and net interest margin expanded to 4.00% from 3.93%.
●	Credit trends from the BankProv acquisition improved during the quarter, where net charge-offs to average loans decreased to 0.07% from 0.91% and non-performing assets to total assets decreased to 0.37% from 0.63%

One-time pre-tax charges during the current quarter include:

o	Non-recurring fees for business line expansion of $649 thousand ($499 thousand net of tax);
o	Final merger and acquisition costs of $296 thousand ($227 thousand net of tax) related to the Company’s acquisition of Provident; and
o	Tax expense and a modified endowment contract penalty of $27 thousand related to the surrender of Bank-owned life insurance (“BOLI”) policies acquired from BankProv.

One-time pre-tax charges during the prior quarter include:

o	Pre-tax trailing merger and acquisition costs of $534 thousand ($390 thousand net of tax) related to the Company’s completed acquisition of Provident;
o	Non-recurring fees for business line expansion of $500 thousand ($366 thousand net of tax); and
o	Tax expense and a modified endowment contract penalty of $50 thousand related to the surrender of BOLI policies acquired from BankProv.

●	Net interest margin expanded by 7 basis points to 4.00% during the current quarter from 3.93% in the prior quarter. Net interest margin, excluding purchase accounting adjustments(1), expanded by 5 basis points to 3.87% during the current quarter from 3.82% in the prior quarter.
●	Gross loans increased $213.0 million, or 3.4%, to $6.42 billion, from $6.21 billion in the prior quarter.
●	Total deposits increased $222.9 million, or 3.7%, to $6.32 billion, from $6.10 billion in the prior quarter.
o	Core deposits, which the Company considers to be all non-brokered deposits, increased $73.1 million, or 1.3%, to $5.60 billion, from $5.53 billion in the prior quarter.
o	Brokered deposits increased $149.8 million, or 26.3%, to $719.9 million, from $570.1 million in the prior quarter.
●	Book value per share and tangible book value per share(1) were $19.22 and $18.51, respectively, in the current quarter, compared to $18.83 and $18.11, respectively, in the prior quarter. The increase in tangible book value per share(1) was a result of $21.1 million in net income for the quarter, partially offset by the repurchase of 918,727 shares during the current quarter at an all-in weighted average cost of $20.13 per share and $3.1 million in dividends paid during the quarter.

BALANCE SHEET

Total assets amounted to $7.45 billion as of June 30, 2026, representing an increase of $220.2 million, or 3.0%, from $7.23 billion as of March 31, 2026.

●	Cash and cash equivalents increased $24.6 million, or 6.5%, to $400.2 million from $375.6 million in the prior quarter, as a result of net income earned during the quarter of $21.1 million, along with deposit growth of $222.9 million, partially offset by loan growth of $211.1 million and the repurchase of 918,727 shares during the current quarter at an all-in weighted average cost of $20.13 per share.

●	Net loans increased $211.1 million, or 3.4%, to $6.34 billion, from $6.13 billion in the prior quarter as demand for new loan originations and advances continued. The current quarter change was primarily seen in commercial real estate loans, which increased $196.7 million, or 10.2%, residential real estate loans, which increased $45.0 million, or 3.4%, and multi-family residential loans, which increased $29.6 million, or 5.5%, partially offset by mortgage warehouse loans, which decreased $59.5 million, or 21.5% along with continued run-off of the acquired Enterprise Value portfolio, which decreased $29.5 million, or 18.5%, from the prior quarter.
●	Deposits increased $222.9 million, or 3.7%, to $6.32 billion from $6.10 billion in the prior quarter. The change in deposits was the result of noninterest bearing demand deposits, which increased $80.8 million, or 9.3%, NOW accounts, which increased $61.8 million, or 8.9% and brokered deposits, which increased $149.8 million, or 26.3%, partially offset by money market accounts, which decreased $77.4 million, or 4.4%.
●	Shareholders’ equity decreased $776 thousand, or 0.1%, to $842.0 million, from $842.8 million in the prior quarter, primarily as a result of the repurchase of 918,727 shares of common stock at an all-in weighted average cost of $20.13 per share totaling $18.5 million and $3.1 million in dividends paid during the current quarter, partially offset by net income of $21.1 million. Shareholders’ equity to total assets and tangible shareholders’ equity(1) to tangible assets were 11.3% and 10.9%, respectively, at the end of the current quarter, compared to 11.7% and 11.3%, respectively, at the end of the prior quarter.

NET INTEREST INCOME

Net interest income increased $4.3 million, or 6.6%, to $69.1 million for the current quarter, compared to $64.9 million for the prior quarter. Net interest margin expanded 7 basis points to 4.00% for the current quarter, from 3.93% in the prior quarter.

●	Interest income increased during the current quarter, primarily attributable to an increase in the average balance of and weighted average rate on loans as a result of the continued execution of our growth strategy, partially offset by a reduction in the average balance of and weighted average rate on short-term investments.
●	Interest expense increased for the current quarter, primarily driven by increases in the average balances of certificates of deposit and individual retirement accounts and FHLB borrowings, partially offset by a decrease in the weighted average rate on certificates of deposit and individual retirement accounts.

PROVISION FOR CREDIT LOSSES

Provision for credit losses decreased $3.1 million, or 49.5%, to a provision for credit losses of $3.2 million for the current quarter, compared to a provision for credit losses of $6.3 million for the prior quarter.

●	The provision for credit losses on loans decreased $3.4 million, or 53.1%, to $3.0 million for the current quarter, compared to $6.4 million for the prior quarter, primarily driven by an $822 thousand recovery from a commercial and industrial loan, improved qualitative factors on commercial real estate and multi-family loans and no downgrades in qualitative factors, which existed in the prior quarter.
●	The provision for credit losses on unfunded commitments increased $253 thousand, or 468.5%, to $199 thousand for the current quarter, compared to a release of $54 thousand for the prior quarter, primarily driven by an increase in net unfunded commitments in the current quarter.

NONINTEREST INCOME

Noninterest income increased $1.0 million, or 23.2%, to $5.6 million for the current quarter, compared to $4.5 million for the prior quarter.

●	Customer service fees increased $550 thousand, or 17.6%, to $3.7 million for the current quarter, compared to $3.1 million in the prior quarter due to increased loan fee income, cash management fees and customer transactional volume.
●	Other income increased $315 thousand, or 150.0%, to $525 thousand for the current quarter, compared to $210 thousand in the prior quarter, primarily driven by $229 thousand of credit card branding and marketing income recognized during the quarter, along with higher preferred dividends from solar tax credit investments.
●	Gain (loss) on sale of loans, net, increased $228 thousand to a $227 thousand gain in the current quarter, compared to a $1 thousand loss in the prior quarter, resulting from the improvement in the fair market value of consumer loans held for sale during the current quarter.

NONINTEREST EXPENSE

Noninterest expense increased $1.3 million, or 3.1%, to $44.0 million for the current quarter, compared to $42.7 million for the prior quarter.

●	Marketing and charitable contribution expenses increased $497 thousand, or 48.1%, to $1.5 million for the current quarter, compared to $1.0 million for the prior quarter, primarily resulting from advertising expenses related to customer events and branch openings, as well as a higher volume of Bank contributions to charities during the current quarter.
●	Data processing expenses increased $460 thousand, or 10.4%, to $4.9 million for the current quarter, compared to $4.4 million for the prior quarter, primarily driven by our continued investment in technology and systems in support of upcoming revenue initiatives, requiring the operation of systems in parallel for a period of time while new systems are implemented.
●	FDIC and state insurance assessment expenses increased $432 thousand, or 37.5%, to $1.6 million for the current quarter, compared to $1.2 million for the prior quarter, primarily driven by increased insurance assessments related to the BankProv acquisition.

INCOME TAXES

Income tax expense increased $1.0 million, or 18.7%, to $6.4 million for the current quarter, compared to $5.4 million for the prior quarter. The increase was primarily driven by the increase in net income during the current quarter. The effective tax rate and the operating effective tax rate(1) were 23.2% and 23.1%, respectively, for the current quarter, compared to 26.4% and 26.2%, respectively, for the prior quarter. The primary drivers of the decrease in the effective tax rate were a higher volume of earned income tax credits and tax-exempt interest income on loans due to the origination of a tax-exempt loan at the end of the prior quarter.

COMMERCIAL REAL ESTATE PORTFOLIO

Commercial real estate loans increased $226.2 million, or 9.2%, to $2.69 billion, during the current quarter.

●	Cannabis facility commercial real estate loans decreased $3.7 million, or 1.7%, to $210.1 million during the current quarter. The Company’s cannabis facility commercial real estate portfolio is secured entirely by the underlying commercial real estate of the borrower operation, in addition to, in most cases, a lien on all business assets. The vast majority of the cannabis facility loan portfolio balances have a loan-to-value ratio of 65% or lower, with appraisal reports taking a blended approach (using both cannabis and non-cannabis use comparable real estate sales, which we believe are generally more conservative).
●	The cannabis facility portfolio has geographic dispersion, with lower dollar exposure loans remaining local and larger dollar exposure loans generally tied to multi-state operators with a more national footprint. All cannabis facility loan relationships were current at the end of the current quarter.
●	The Company’s multi-family real estate loan portfolio increased $29.6 million, or 5.5%, during the current quarter to $567.7 million. The Company’s multi-family real estate loan portfolio consists of properties primarily located in the Greater Boston area, all of which are adjustable-rate loans and performing at the end of the current quarter.
●	The Company’s $335.7 million office portfolio consists principally of suburban Class A and B office space used as medical and traditional offices. The portfolio does not consist of high-rise towers located in Boston and are performing at the end of the current quarter.

ASSET QUALITY

●	The allowance for credit losses (“ACL”) amounted to $82.1 million as of June 30, 2026, or 1.28% of total loans, compared to $80.2 million, or 1.29% of total loans as of March 31, 2026.
●	The Company recorded a provision for credit losses of $3.2 million during the current quarter, which included a provision for credit losses on loans of $3.0 million and a provision of $199 thousand for unfunded commitments, compared to a provision for credit losses of $6.3 million during the prior quarter, which included a provision for credit losses on loans of $6.4 million and a release of provision of $54 thousand for unfunded commitments.
●	The increase in the ACL for the current quarter was primarily driven by loan growth.

●	Non-performing loans (“NPLs”) decreased $17.9 million, or 39.3%, to $27.7 million as of June 30, 2026, from $45.6 million at the end of the prior quarter. The decrease was primarily due to the decrease in commercial and industrial loans on non-accrual of $18.4 million, resulting from improved performance or workouts. The ACL as a percent of NPLs is 297% as of June 30, 2026, an increase from 176% at the end of the prior quarter.
●	During the current quarter, the Company recorded total net charge-offs of $1.1 million, or 0.07% of average total loans on an annualized basis, which related to non-purchase-credit-deteriorated (“PCD”) loans, compared to net charge-offs of $13.6 million, or 0.91% of average total loans on an annualized basis, in the prior quarter. The $12.4 million decrease in net charge-offs during the current quarter was primarily a result of prior quarter charge-offs on previously fully reserved for PCD commercial and industrial loans.
●	As part of its ongoing credit risk management framework and prudent oversight, the Company periodically reviews lending relationships across all portfolios to ensure alignment with its risk appetite, regulatory expectations, and evolving market conditions.
●	The Company’s loan portfolio consists primarily of commercial real estate and multi-family loans, one-to-four-family residential real estate loans, construction and land development loans, commercial and industrial loans, mortgage warehouse loans and consumer loans. These loans are primarily made to individuals and businesses located in our primary lending market area, which is the Greater Boston metropolitan area and surrounding communities in greater New England.

(1)	Represents a non-GAAP measure. See Non-GAAP reconciliation of the corresponding GAAP measures on pages 13 and 14.

ABOUT NB BANCORP, INC.

NB Bancorp, Inc. (Nasdaq Capital Market: NBBK) is the registered bank holding company of Needham Bank. Needham Bank is headquartered in Needham, Massachusetts, which is approximately 17 miles southwest of Boston’s financial district. Known as the “Builder’s Bank,” Needham Bank has been helping individuals, businesses and non-profits build for their futures since 1892. Needham Bank offers an array of tech-forward products and services that businesses and consumers use to manage their financial needs. Needham Bank also provides services to companies in the cannabis industry by providing loans and deposits, along with supporting payment platforms in this industry, such as Mosaic.

We have the financial expertise typically found at much larger institutions and the local knowledge and commitment you can only find at a community bank. For more information, please visit https://NeedhamBank.com. Needham Bank is a member of FDIC.

Non-GAAP Financial Measures

In addition to results presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), this press release contains certain non-GAAP financial measures, including pre-provision net revenue, operating net income, operating pre-tax income, net interest margin, excluding purchase accounting adjustments, operating noninterest expense, operating noninterest income, operating effective tax rate, operating earnings per share, basic, operating earnings per share, diluted, operating return on average assets, operating return on average shareholders’ equity, operating efficiency ratio, tangible shareholders’ equity, tangible assets and tangible book value per share. The Company’s management believes that the supplemental non-GAAP information is utilized by regulators and market analysts to evaluate a Company’s financial condition and therefore, such information is useful to investors. These disclosures should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

We may also make forward-looking statements in other documents we file with the Securities and Exchange Commission (the “SEC”), in our annual reports to our stockholders, in press releases and other written materials, and in oral statements made by our officers, directors or employees. You can identify forward-looking statements by the use of the words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “assume,” “outlook,” “will,” “should,” and other expressions that predict or indicate future events and trends and which do not relate to historical matters. Although the Company believes that these forward-looking statements are based on reasonable estimates and assumptions, they are not guarantees of future performance and are subject to known and unknown risks, uncertainties, and other factors. You should not place undue reliance on our forward-looking statements. You should exercise caution in interpreting and relying on forward-looking statements because they are subject to significant risks, uncertainties and other factors which are, in some cases, beyond the Company’s control. The Company’s actual results could differ materially from those projected in the forward-looking statements as a result of, among other factors, changes in general business and economic conditions on a national basis and in the local markets in which the Company operates, including changes which adversely affect borrowers’ ability to service and repay loans; changes in customer behavior due to political, business and economic conditions, including inflation and concerns about liquidity; turbulence in the capital and debt markets; reductions in net interest income resulting from interest rate volatility as well as changes in the balances and mix of loans and deposits; changes in interest rates and real estate values; changes in loan collectability and increases in defaults and charge-off rates; decreases in the value of securities and other assets, adequacy of credit loss reserves, or deposit levels necessitating increased borrowing to fund loans and investments; risks related to the Company’s acquisitions generally, including disruption to current plans and operations; difficulties in customer and employee retention; fees, expenses and charges related to these transactions being significantly higher than anticipated; unforeseen integration issues or impairment of other intangibles; and the Company’s inability to achieve expected revenues, cost savings, synergies, and other benefits at levels or within the timeframes originally anticipated; changing government regulation; competitive pressures from other financial institutions; changes in legislation or regulation and accounting principles, policies and guidelines; cybersecurity incidents, fraud, natural disasters, and future pandemics; the risk that the Company may not be successful in the implementation of its business strategy; the risk that intangibles recorded in the Company’s financial statements will become impaired; changes in assumptions used in making such forward-looking statements; and the other risks and uncertainties detailed in the Company’s Form 10-K and updated by our Quarterly Report on Form 10-Q and other filings submitted to the SEC. These statements speak only as of the date of this release and the Company does not undertake any obligation to update or revise any of these forward-looking statements to reflect events or circumstances occurring after the date of this communication or to reflect the occurrence of unanticipated events.

NB BANCORP, INC.
SELECTED FINANCIAL HIGHLIGHTS
(Unaudited)
(Dollars in thousands, except per share data)
	As of and for the three months ended
	June 30, 2026	March 31, 2026	June 30, 2025

Earnings data
Net interest income	$69,145	$64,868	$47,007
Noninterest income	5,559	4,513	4,278
Total revenue	74,704	69,381	51,285
Provision for credit losses	3,193	6,328	3,161
Noninterest expense	44,017	42,701	29,405
Pre-tax income	27,494	20,352	18,719
Net income	21,123	14,984	14,579
Operating net income (non-GAAP)	21,877	15,791	15,043
Operating noninterest expense (non-GAAP)	43,072	41,667	28,875

Per share data
Earnings per share, basic	$0.53	$0.37	$0.39
Earnings per share, diluted	0.53	0.36	0.39
Operating earnings per share, basic (non-GAAP)	0.55	0.39	0.40
Operating earnings per share, diluted (non-GAAP)	0.55	0.38	0.40
Book value per share	19.22	18.83	18.09
Tangible book value per share (non-GAAP)	18.51	18.11	18.07

Profitability
Return on average assets	1.17%	0.87%	1.13%
Operating return on average assets (non-GAAP)	1.21%	0.92%	1.16%
Return on average shareholders' equity	10.03%	7.05%	7.84%
Operating return on average shareholders' equity (non-GAAP)	10.39%	7.43%	8.09%
Net interest margin	4.00%	3.93%	3.82%
Net interest margin, excluding purchase accounting adjustments	3.87%	3.82%	3.82%
Cost of deposits	2.68%	2.73%	3.00%
Efficiency ratio	58.92%	61.55%	57.34%
Operating efficiency ratio (non-GAAP)	57.66%	60.06%	56.30%

Balance sheet, end of period
Total assets	$7,446,880	$7,226,649	$5,226,618
Total loans	6,482,821	6,273,881	4,540,969
Total deposits	6,320,090	6,097,200	4,268,115
Total shareholders' equity	842,002	842,778	737,122

Asset quality
ACL	$82,088	$80,195	$42,601
ACL / Total NPLs	296.8%	176.0%	341.4%
Total NPLs / Total loans	0.43%	0.73%	0.27%
Annualized net charge-offs / Average total loans	(0.07)%	(0.91)%	0.00%

Capital ratios
Shareholders' equity / Total assets	11.31%	11.66%	14.10%
Tangible shareholders' equity / tangible assets (non-GAAP)	10.94%	11.27%	14.09%

NB BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in thousands, except share and per share data)

	As of			June 30, 2026 change from
	June 30, 2026	March 31, 2026	June 30, 2025	March 31, 2026		June 30, 2025
Assets
Cash and due from banks	$372,522	$327,951	$157,175	$44,571	13.6%	$215,347	137.0%
Federal funds sold	27,632	47,618	101,587	(19,986)	(42.0)%	(73,955)	(72.8)%
Total cash and cash equivalents	400,154	375,569	258,762	24,585	6.5%	141,392	54.6%

Available-for-sale securities, at fair value	272,640	277,241	235,408	(4,601)	(1.7)%	37,232	15.8%

Loans held for sale, at fair value	59,927	63,971	-	(4,044)	(6.3)%	59,927	0.0%

Loans receivable, net of deferred fees	6,422,894	6,209,910	4,540,969	212,984	3.4%	1,881,925	41.4%
Allowance for credit losses	(82,088)	(80,195)	(42,601)	(1,893)	2.4%	(39,487)	92.7%
Net loans	6,340,806	6,129,715	4,498,368	211,091	3.4%	1,842,438	41.0%

Accrued interest receivable	28,898	27,150	20,386	1,748	6.4%	8,512	41.8%
Banking premises and equipment, net	49,298	47,335	34,289	1,963	4.1%	15,009	43.8%
Non-public investments	42,029	40,738	35,767	1,291	3.2%	6,262	17.5%
Bank-owned life insurance ("BOLI")	97,370	110,586	55,711	(13,216)	(12.0)%	41,659	74.8%
Prepaid expenses and other assets	69,228	67,749	57,277	1,479	2.2%	11,951	20.9%
Goodwill	18,512	18,512	-	-	0.0%	18,512	0.0%
Core deposit intangible, net	17,519	18,411	1,005	(892)	(4.8)%	16,514	1643.2%
Deferred income tax asset, net	50,499	49,672	29,645	827	1.7%	20,854	70.3%
Total assets	$7,446,880	$7,226,649	$5,226,618	$220,231	3.0%	$2,220,262	42.5%

Liabilities and shareholders' equity
Deposits
Core deposits	$5,600,238	$5,527,148	$4,013,955	$73,090	1.3%	$1,586,283	39.5%
Brokered deposits	719,852	570,052	254,160	149,800	26.3%	465,692	183.2%
Total deposits	6,320,090	6,097,200	4,268,115	222,890	3.7%	2,051,975	48.1%
Mortgagors' escrow accounts	4,420	4,858	4,117	(438)	(9.0)%	303	7.4%
Federal Home Loan Bank ("FHLB") borrowings	181,247	189,701	127,600	(8,454)	(4.5)%	53,647	42.0%
Accrued expenses and other liabilities	77,549	70,983	68,235	6,566	9.3%	9,314	13.6%
Accrued retirement liabilities	21,572	21,129	21,429	443	2.1%	143	0.7%
Total liabilities	6,604,878	6,383,871	4,489,496	221,007	3.5%	2,115,382	47.1%

Shareholders' equity:
Preferred stock, $0.01 par value, 5,000,000 shares authorized; no shares
issued and outstanding	-	-	-	-	0.0%	-	0.0%
Common stock, $0.01 par value, 120,000,000 shares authorized; 43,818,490 issued and outstanding at June 30, 2026, 44,765,178 issued and outstanding at March 31, 2026
and 40,748,380 issued and outstanding at June 30, 2025	438	448	407	(10)	(2.2)%	31	7.6%
Additional paid-in capital	415,841	432,858	358,793	(17,017)	(3.9)%	57,048	15.9%
Unallocated common shares held by the Employee Stock Ownership Plan ("ESOP")	(41,285)	(41,873)	(43,643)	588	(1.4)%	2,358	(5.4)%
Retained earnings	474,970	456,978	427,707	17,992	3.9%	47,263	11.1%
Accumulated other comprehensive loss	(7,962)	(5,633)	(6,142)	(2,329)	41.3%	(1,820)	29.6%
Total shareholders' equity	842,002	842,778	737,122	(776)	(0.1)%	104,880	14.2%

Total liabilities and shareholders' equity	$7,446,880	$7,226,649	$5,226,618	$220,231	3.0%	$2,220,262	42.5%

NB BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(Dollars in thousands, except share and per share data)
				Three Months Ended June 30, 2026
	For the Three Months Ended			Change From Three Months Ended
	June 30, 2026	March 31, 2026	June 30, 2025	March 31, 2026		June 30, 2025
INTEREST AND DIVIDEND INCOME
Interest and fees on loans	$106,574	$100,042	$74,719	$6,532	6.5%	$31,855	42.6%
Interest on securities	2,758	2,708	2,307	50	1.8%	451	19.5%
Interest and dividends on cash equivalents and other	2,460	2,936	2,822	(476)	(16.2)%	(362)	(12.8)%
Total interest and dividend income	111,792	105,686	79,848	6,106	5.8%	31,944	40.0%

INTEREST EXPENSE
Interest on deposits	40,686	39,579	31,690	1,107	2.8%	8,996	28.4%
Interest on borrowings	1,961	1,239	1,151	722	58.3%	810	70.4%
Total interest expense	42,647	40,818	32,841	1,829	4.5%	9,806	29.9%

NET INTEREST INCOME	69,145	64,868	47,007	4,277	6.6%	22,138	47.1%

PROVISION FOR CREDIT LOSSES
Provision for credit losses - loans	2,994	6,382	4,244	(3,388)	(53.1)%	(1,250)	(29.5)%
Provision for (release of) credit losses - unfunded commitments	199	(54)	(1,083)	253	468.5%	1,282	(118.4)%
Total provision for credit losses	3,193	6,328	3,161	(3,135)	(49.5)%	32	1.0%

NET INTEREST INCOME AFTER
PROVISION FOR CREDIT LOSSES	65,952	58,540	43,846	7,412	12.7%	22,106	50.4%

NONINTEREST INCOME
Customer service fees	3,681	3,131	2,554	550	17.6%	1,127	44.1%
Increase in cash surrender value of BOLI	962	853	787	109	12.8%	175	22.2%
Mortgage banking income	92	119	120	(27)	(22.7)%	(28)	(23.3)%
Swap contract income	72	201	524	(129)	(64.2)%	(452)	(86.3)%
Gain (loss) on sale of loans, net	227	(1)	21	228	22800.0%	206	981.0%
Other income	525	210	272	315	150.0%	253	93.0%
Total noninterest income	5,559	4,513	4,278	1,046	23.2%	1,281	29.9%

NONINTEREST EXPENSE
Salaries and employee benefits	25,549	25,468	18,567	81	0.3%	6,982	37.6%
Director and professional service fees	3,816	4,049	2,943	(233)	(5.8)%	873	29.7%
Occupancy and equipment expenses	2,468	2,491	1,465	(23)	(0.9)%	1,003	68.5%
Data processing expenses	4,899	4,439	2,493	460	10.4%	2,406	96.5%
Marketing and charitable contribution expenses	1,530	1,033	954	497	48.1%	576	60.4%
FDIC and state insurance assessments	1,584	1,152	883	432	37.5%	701	79.4%
General and administrative expenses	4,171	4,069	2,100	102	2.5%	2,071	98.6%
Total noninterest expense	44,017	42,701	29,405	1,316	3.1%	14,612	49.7%

INCOME BEFORE TAXES	27,494	20,352	18,719	7,142	35.1%	8,775	46.9%

INCOME TAX EXPENSE	6,371	5,368	4,140	1,003	18.7%	2,231	53.9%

NET INCOME	$21,123	$14,984	$14,579	$6,139	41.0%	$6,544	44.9%

Weighted average common shares outstanding, basic	39,693,140	40,969,748	37,191,460	(1,276,608)	(3.1)%	2,501,680	6.7%
Weighted average common shares outstanding, diluted	40,000,305	41,421,002	37,550,409	(1,420,697)	(3.4)%	2,449,896	6.5%
Earnings per share, basic	$0.53	$0.37	$0.39	$0.16	43.2%	$0.14	35.9%
Earnings per share, diluted	$0.53	$0.36	$0.39	$0.17	47.2%	$0.14	35.9%

NB BANCORP, INC.

AVERAGE BALANCES, INTEREST EARNED/PAID & AVERAGE YIELDS

(Unaudited)

(Dollars in thousands)

	For the Three Months Ended
	June 30, 2026			March 31, 2026			June 30, 2025
	Average			Average			Average
	Outstanding		Average	Outstanding		Average	Outstanding		Average
	Balance	Interest	Yield/Rate (4)	Balance	Interest	Yield/Rate (4)	Balance	Interest	Yield/Rate (4)
Interest-earning assets:
Loans (5)	$6,377,025	$106,574	6.70%	$6,090,227	$100,042	6.66%	$4,479,479	$74,719	6.69%
Securities	279,196	2,758	3.96%	273,308	2,708	4.02%	232,812	2,307	3.97%
Other investments (5)	34,301	612	7.16%	28,275	265	3.80%	28,525	605	8.51%
Short-term investments (5)	237,667	1,848	3.12%	295,394	2,671	3.67%	200,524	2,217	4.43%
Total interest-earning assets	6,928,189	111,792	6.47%	6,687,204	105,686	6.41%	4,941,340	79,848	6.48%
Non-interest-earning assets	394,611			375,966			277,915
Allowance for credit losses	(81,276)			(88,102)			(39,931)
Total assets	$7,241,524			$6,975,068			$5,179,324

Interest-bearing liabilities:
Savings accounts	$210,544	324	0.62%	$207,681	263	0.51%	$119,736	134	0.45%
NOW accounts	701,167	2,265	1.30%	639,347	2,006	1.27%	469,472	1,259	1.08%
Money market accounts	1,699,366	12,783	3.02%	1,711,672	12,732	3.02%	1,090,163	9,062	3.33%
Certificates of deposit and individual retirement accounts	2,595,290	25,314	3.91%	2,497,213	24,578	3.99%	1,964,678	21,235	4.34%
Total interest-bearing deposits	5,206,367	40,686	3.13%	5,055,913	39,579	3.17%	3,644,049	31,690	3.49%
FHLB borrowings	209,002	1,961	3.76%	135,441	1,239	3.71%	103,406	1,151	4.46%
Total interest-bearing liabilities	5,415,369	42,647	3.16%	5,191,354	40,818	3.19%	3,747,455	32,841	3.52%
Non-interest-bearing deposits	883,487			824,839			593,136
Other non-interest-bearing liabilities	98,225			97,370			93,063
Total liabilities	6,397,081			6,113,563			4,433,654
Shareholders' equity	844,443			861,505			745,670
Total liabilities and shareholders' equity	$7,241,524			$6,975,068			$5,179,324
Net interest income		$69,145			$64,868			$47,007
Net interest rate spread (1)			3.31%			3.22%			2.96%
Net interest-earning assets (2)	$1,512,820			$1,495,850			$1,193,885
Net interest margin (3)			4.00%			3.93%			3.82%

Average interest-earning assets to interest-bearing liabilities	127.94%			128.81%			131.86%

(1) Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate of interest-bearing liabilities.

(2) Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(3) Net interest margin represents net interest income divided by average total interest-earning assets.

(4) Annualized.

(5) Loans include loans held for sale, at fair value. Other investments are comprised of Federal Reserve Bank stock, FHLB stock and swap collateral accounts. Short-term investments are comprised of cash and cash equivalents.

NB BANCORP, INC.

COMMERCIAL REAL ESTATE BY COLLATERAL TYPE

(Unaudited)

(Dollars in thousands)

	June 30, 2026
	Owner-Occupied	Non-Owner-Occupied	Balance	Percentage
Multi-Family	$—	$567,722	$567,722	20%
Industrial	185,270	163,112	348,382	13%
Office	44,635	291,110	335,745	12%
Hospitality	41,266	247,242	288,508	11%
Mixed-Use	22,408	225,392	247,800	9%
Retail	126,323	109,201	235,524	9%
Cannabis Facility	201,153	8,913	210,066	8%
Special Purpose	84,655	69,837	154,492	6%
Recreational Vehicle Parks	13,255	65,162	78,417	3%
Self Storage Facilities	—	71,147	71,147	3%
Other	87,282	64,164	151,446	6%
Total commercial real estate	$806,247	$1,883,002	$2,689,249	100%

	Change From March 31, 2026				Change From June 30, 2025
	Owner-Occupied	Non-Owner-Occupied	Balance	Percentage	Owner-Occupied	Non-Owner-Occupied	Balance	Percentage
Multi-Family	$—	$29,558	$29,558	5%	$—	$250,977	$250,977	79%
Industrial	55,111	6,772	61,883	22%	98,479	50,105	148,584	74%
Office	2,706	(2,552)	154	0%	18,478	110,801	129,279	63%
Hospitality	1,996	(11,711)	(9,715)	(3)%	41,266	75,083	116,349	68%
Mixed-Use	(922)	24,693	23,771	11%	14,765	65,014	79,779	47%
Retail	73,112	(5,164)	67,948	41%	86,769	22,358	109,127	86%
Cannabis Facility	(3,613)	(85)	(3,698)	(2)%	(54,604)	(6,185)	(60,789)	(22)%
Special Purpose	(2,298)	8,159	5,861	4%	6,535	12,860	19,395	14%
Recreational Vehicle Parks	(125)	13,159	13,034	20%	13,255	65,162	78,417	100%
Self Storage Facilities	—	(16,443)	(16,443)	(19)%	—	71,147	71,147	100%
Other	38,079	15,791	53,870	55%	47,462	9,372	56,834	60%
Total commercial real estate	$164,046	$62,177	$226,223	9%	$272,405	$726,694	$999,099	59%

	March 31, 2026				June 30, 2025
	Owner-Occupied	Non-Owner-Occupied	Balance	Percentage	Owner-Occupied	Non-Owner-Occupied	Balance	Percentage
Multi-Family	$—	$538,164	$538,164	21%	$—	$316,745	$316,745	19%
Industrial	130,159	156,340	286,499	12%	86,791	113,007	199,798	12%
Office	41,929	293,662	335,591	13%	26,157	180,309	206,466	12%
Hospitality	39,270	258,953	298,223	12%	—	172,159	172,159	10%
Mixed-Use	23,330	200,699	224,029	9%	7,643	160,378	168,021	10%
Retail	53,211	114,365	167,576	7%	39,554	86,843	126,397	7%
Cannabis Facility	204,766	8,998	213,764	9%	255,757	15,098	270,855	16%
Special Purpose	86,953	61,678	148,631	6%	78,120	56,977	135,097	8%
Recreational Vehicle Parks	13,380	52,003	65,383	3%	—	—	—	0%
Self Storage Facilities	—	87,590	87,590	4%	—	—	—	0%
Other	49,203	48,373	97,576	4%	39,820	54,792	94,612	6%
Total commercial real estate	$642,201	$1,820,825	$2,463,026	100%	$533,842	$1,156,308	$1,690,150	100%

NB BANCORP, INC.
NON-GAAP RECONCILIATION
(Unaudited)
(Dollars in thousands)
	For the Three Months Ended
	June 30, 2026	March 31, 2026	June 30, 2025

Net income (GAAP)	$21,123	$14,984	$14,579

Add (Subtract):
Adjustments to net income:
Non-recurring fees for business line expansion	649	500	-
BOLI surrender tax and modified endowment contract penalty	27	50	64
Merger and acquisition expenses	296	534	530
Total adjustments to net income	$972	$1,084	$594
Less net tax benefit associated with pre-tax non-GAAP adjustments to net income	218	277	130
Non-GAAP adjustments, net of tax	754	807	464
Operating net income (non-GAAP)	$21,877	$15,791	$15,043
Weighted average common shares outstanding, basic	39,693,140	40,969,748	37,191,460
Weighted average common shares outstanding, diluted	40,000,305	41,421,002	37,550,409
Operating earnings per share, basic (non-GAAP)	$0.55	$0.39	$0.40
Operating earnings per share, diluted (non-GAAP)	$0.55	$0.38	$0.40

Pre-tax income (GAAP)	$27,494	$20,352	$18,719

Add (Subtract):
Adjustments to pre-tax income:
Non-recurring fees for business line expansion	649	500	-
Merger and acquisition expenses	296	534	530
Total adjustments to pre-tax income	945	1,034	530
Operating pre-tax income (non-GAAP)	$28,439	$21,386	$19,249

Net interest income (GAAP)	$69,145	$64,868	$47,007

Subtract (Add):
Adjustments to net interest income:
Purchase accounting adjustments	1,972	1,623	-
Total impact of non-GAAP interest net income adjustments	$1,972	$1,623	$-
Net interest income, excluding purchase accounting adjustments (non-GAAP)	$67,173	$63,245	$47,007

Noninterest expense (GAAP)	$44,017	$42,701	$29,405

Subtract (Add):
Adjustments to noninterest expense:
Non-recurring fees for business line expansion	649	500	-
Merger and acquisition expenses	296	534	530
Total impact of non-GAAP noninterest expense adjustments	$945	$1,034	$530
Operating noninterest expense (non-GAAP)	$43,072	$41,667	$28,875

Operating net income (non-GAAP)	$21,877	$15,791	$15,043
Average assets	7,241,524	6,975,068	5,179,324
Operating return on average assets (non-GAAP)	1.21%	0.92%	1.16%
Average shareholders’ equity	$844,443	$861,505	$745,670
Operating return on average shareholders' equity (non-GAAP)	10.39%	7.43%	8.09%

Operating noninterest expense (non-GAAP)	$43,072	$41,667	$28,875
Total pre-provision net revenue (net interest income plus total noninterest income)	74,704	69,381	51,285
Operating efficiency ratio (non-GAAP)	57.66%	60.06%	56.30%

Income tax expense (GAAP)	$6,371	$5,368	$4,140

Add (Subtract):
Adjustments to income tax expense:
Net tax benefit associated with pre-tax non-GAAP adjustments to net income	218	277	-
BOLI surrender tax and modified endowment contract penalty	(27)	(50)	(64)
Total impact of non-GAAP income tax expense adjustments	$191	$227	$(64)
Operating income tax expense (non-GAAP)	$6,562	$5,595	$4,076

Operating effective tax rate (non-GAAP)	23.1%	26.2%	21.2%

	As of
	June 30, 2026	March 31, 2026	June 30, 2025

Total shareholders’ equity (GAAP)	$842,002	$842,778	$737,122
Subtract:
Intangible assets (core deposit intangible, net of tax and goodwill)	31,023	32,067	782
Total tangible shareholders’ equity (non-GAAP)	810,979	810,711	736,340

Total assets (GAAP)	7,446,880	7,226,649	5,226,618
Subtract:
Intangible assets (core deposit intangible, net of tax and goodwill)	31,023	32,067	782
Total tangible assets (non-GAAP)	$7,415,857	$7,194,582	$5,225,836
Tangible shareholders' equity / tangible assets (non-GAAP)	10.94%	11.27%	14.09%
Total common shares outstanding	43,818,490	44,765,178	40,748,380
Tangible book value per share (non-GAAP)	$18.51	$18.11	$18.07

NB BANCORP, INC.

ASSET QUALITY – NON-PERFORMING ASSETS (1)

(Unaudited)

(Dollars in thousands)

	June 30, 2026	March 31, 2026	June 30, 2025
Real estate loans:
One-to-four-family residential	$2,963	$1,763	$3,030
Home equity	1,547	1,673	1,368
Commercial real estate	957	394	1,984
Construction and land development	-	10	10
Commercial and industrial	20,446	38,885	4,558
Consumer	1,747	2,838	1,528
Total	$27,660	$45,563	$12,478

Total non-performing loans to total loans	0.43%	0.73%	0.27%
Total non-performing PCD loans to total loans (2)	0.22%	0.49%	0.00%
Total non-performing non-PCD loans to total loans	0.21%	0.24%	0.27%

Total non-performing assets to total assets	0.37%	0.63%	0.24%
Total non-performing PCD assets to total assets	0.19%	0.42%	0.00%
Total non-performing non-PCD assets to total assets	0.18%	0.21%	0.24%

(1) Non-performing loans and assets are comprised of non-accrual loans.

(2) PCD loans were the result of the BankProv acquisition closed on 11/15/25 and did not exist prior to that date.

NB BANCORP, INC.

ASSET QUALITY – PROVISION, ALLOWANCE, AND NET (CHARGE-OFFS) RECOVERIES

(Unaudited)

(Dollars in thousands)

	For the Three Months Ended
	June 30, 2026	March 31, 2026	June 30, 2025
Allowance for credit losses at beginning of the period	$80,195	$87,411	$38,338

Provision for credit losses	2,994	6,382	4,244

Charge-offs:
One-to-Four-Family Residential	—	(56)	—
Commercial & Industrial	(294)	(12,370)	—
Consumer	(2,081)	(1,409)	(1,190)
Commercial real estate	(10)	—	—
Total charge-offs	(2,385)	(13,835)	(1,190)

Recoveries of loans previously charged off:
Commercial and industrial	1,188	12	12
Commercial real estate	—	—	923
Consumer	96	225	274
Total recoveries	1,284	237	1,209

Net charge-offs	(1,101)	(13,598)	19

Allowance for credit losses at end of the period	$82,088	$80,195	$42,601

Allowance to non-performing loans	297%	176%	341.4%
Allowance to total loans outstanding at the end of the period	1.28%	1.29%	0.94%
Annualized net charge-offs to average loans outstanding during the period	(0.07)%	(0.91)%	0.00%
Annualized net charge-offs to average loans outstanding during the period – PCD loans (1)	0.00%	(0.82)%	0.00%
Annualized net charge-offs to average loans outstanding during the period – Non-PCD loans	(0.07)%	(0.08)%	0.00%

(1) PCD loans were the result of the BankProv acquisition closed on 11/15/25 and did not exist prior to that date.